Exhibit 99.1

News Release

Corteva Appoints Nayaki Nayyar,

President of Digital Service & Operations Management at BMC Software,

to Board of Directors

Brings Deep Expertise in Digital Enterprise Services

Wilmington, Del., – Feb. 24, 2020 – Corteva, Inc. (NYSE: CTVA) announced today that Nayaki Nayyar has been elected to Corteva’s Board of Directors, effective February 21, 2020. A seasoned executive in digital enterprise services, Ms. Nayyar is currently President of Digital Service and Operations Management at BMC Software, an enterprise software and information technology services company. Prior to joining BMC, Ms. Nayyar served in senior strategy and management positions at SAP in its cloud, CRM and mobile business units. With this appointment, Corteva has a 13-member Board of Directors.

Chief Executive Officer James C. Collins, Jr., said, “We are delighted to welcome Nayaki to our Board. Her extensive expertise in digital enterprise software and services and insight into emerging technologies is greatly valuable to us as we continually enhance both the digital services we provide to farmers to help them maximize the potential of their businesses as well as our own enterprise resource solutions, focused on driving productivity across our global organization.”

“Corteva’s Board has been purposely built with a broad range of experience directly relevant to Corteva’s business and its ability to drive value creation for Corteva’s stakeholders,” said Greg Page, Chairman of the Board of Directors. “The experience and skill set that Nayaki brings is an outstanding complement to the existing expertise of our directors in executive leadership, agricultural sciences, finance, human resources and government. We very much look forward to Nayaki’s contributions.”

Ms. Nayyar said, “Corteva is committed to leveraging digital solutions to drive its business and the agriculture industry forward. I am delighted to have the opportunity to work with the Board of Directors and leadership team as we apply the benefits of technology across a wide range of applications to support the best interests of Corteva’s customers.”

Prior to joining BMC Software in 2016, where she is focused on using AI and machine learning to transform IT service management, Ms. Nayaki spent five years at SAP, where most recently she was general manager and global head of SAP’s Internet of Things (IoT) division. She assumed that role after holding strategy and senior management positions with SAP’s Cloud business unit, managing large teams globally. She previously served in roles of increasing responsibility at Valero Energy Corporation, including Chief Technical Officer, focused on enterprise architecture and enterprise services. Ms. Nayaki began her career at Shell Oil Company in 1996, where among other responsibilities, she led global SAP implementation.

Ms. Nayyar serves on the Board of Directors of Veritone Inc. (NASDAQ: VERI), one of the leading providers of an operating system for artificial intelligence. She holds a B.E. in mechanical engineering from Osmania University (India) and an M.S. in computer science from the University of Houston, and she is a graduate of the Stanford Executive Program.

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About Corteva

Corteva, Inc. is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry - including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com.

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02/24/2020

Media Contact:

Gregg M. Schmidt

+1 302-485-3260

gregg.m.schmidt@corteva.com

Investor Contact:

Megan Britt

+1 302-485-3279

megan.britt@corteva.com

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